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                    January 5, 2024

       Paolo Tiramani
       Chief Executive Officer
       Boxabl Inc.
       5345 E. N. Belt Road
       North Las Vegas, NV 89115

                                                        Re: Boxabl Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 10,
2023
                                                            File No. 000-56579

       Dear Paolo Tiramani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Andrew Stephenson